                                                                   EXHIBIT 10.39


ALL SECTIONS WITH TWO ASTERISKS ("**") REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY HERBALIFE INTERNATIONAL, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.


                    SEPARATION AGREEMENT AND GENERAL RELEASE

        THIS SEPARATION AGREEMENT AND GENERAL RELEASE is entered into by and between Christopher Pair ("Pair"), and Herbalife International of America, Inc./Herbalife International, Inc., and/or any affiliate, subsidiary, parent or any other associated entity of Herbalife International of America, Inc./Herbalife International, Inc. (collectively, "Herbalife" or "the Company") effective this 19th day of October, 2001 ("Resignation Date"). Pair and Herbalife are referred to herein collectively as "the Parties."

                                    RECITALS

        A. Pair was employed as Herbalife's President and Chief Executive Officer, and served as a Director on Herbalife's Board of Directors.

        B. Pair and Herbalife agreed that Pair would resign both his employment and any and all directorships with Herbalife effective October 19, 2001.

        C. Pair and Herbalife wish their relationship to end amicably.

        NOW, THEREFORE, Pair and Herbalife agree and promise as follows:

        A. Consideration.

        1. In consideration of Pair's promises as set forth below, Herbalife will provide Pair with the following consideration and payments in accordance with the terms set forth herein:

           a) Herbalife will pay Pair three million dollars ($3,000,000.00) to be paid as follows:

                  (i) One million one hundred and forty thousand dollars ($1,140,000.00, less applicable withholding) to be paid on October 22, 2001;



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

                  (ii) Eight separate quarterly payments each in the amount of two hundred and one thousand, five hundred dollars ($201,500.00, less applicable withholding), commencing with the first such quarterly payment on November 1, 2001, and continuing with successive quarters thereafter; and,

                  (iii) A final lump sum payment of two hundred forty eight
                        thousand dollars ($248,000.00, less applicable withholding) to be paid simultaneously with the final quarterly payment referred to herein in Paragraph 1(a)(ii).

               b) A full payout of Pair's SERP as of the Resignation Date
                  ($1,152,957.00, less applicable withholding, payable on October 22, 2001);

               c) A full payout of Pair's Deferred Compensation account as of the Resignation Date ($1,639,645.00, less applicable withholding, payable on October 22, 2001);

               d) A payment of Pair's accrued, unused vacation days as of the
                  Resignation Date ($443,125.00, less applicable withholding, payable on October 22, 2001); and,

               e) The cost of 18 months of COBRA health, dental and vision coverage for Pair at the rate currently in effect, grossed up, including taxes computed at the highest marginal federal and state income tax rates applied to the amount of this benefit (but without further tax "gross up" on the amount of this benefit) payable in a lump sum ($104,850.00, payable on October 22, 2001). All amounts due under

                  Paragraph 1 herein on October 22, 2001, may be paid as an aggregate sum. All such payments will be made less applicable withholding;

               f) Unless otherwise set forth in this Agreement, Pair's Stock
                  Options are vested and will be exercisable in accordance with Herbalife's Stock Option Plan, and applicable law. Pair and the Company represent and agree that the number and strike price of vested and unvested stock options Pair holds are currently set forth in the attached schedule, which is made a part of this Agreement as Exhibit "A." Notwithstanding the foregoing, the parties agree as follows:

                  (i) Vested Options. The parties acknowledge that, pursuant to the existing terms of Herbalife's stock option plan and the stock option agreements between Pair and Herbalife (collectively, the "Stock Option Materials"), Pair is permitted to exercise stock options vested as of the date hereof (the "Vested Options") not later than 90 days following the date hereof, subject to the additional requirements of the Stock Option Materials. Nothing in this Agreement amends or modifies such provision(s). If and to the extent that Pair exercises some or all of the Vested Options on or after January 2, 2002, Herbalife agrees, if so requested by Pair, to make a loan to Pair (the "Option Loan") in the amount of the exercise price of the Vested Options that are so exercised. The Option Loan will (a) be a full recourse obligation of Pair due and payable on September 1, 2002 (at which time principal and



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



                        all accrued and unpaid interest will be due and payable in full), (b) bear interest at a per annum rate that is a fair market value rate taking into account all facts and circumstances pertaining to the Option Loan at the time of its making, (c) be prepayable by Pair without premium or interest, and (d) will be secured by the shares of Herbalife common stock acquired upon exercise of the Vested Options and all other obligations owed by Herbalife to Pair, including, without limitation, the additional financial obligations owed by Herbalife to Pair pursuant to the terms of this Agreement. The Option Loan will be evidenced by a promissory note, and the security referenced in clause (d) of the preceding sentence will be evidenced by a security agreement, in such forms as Herbalife shall prescribe in its sole discretion.

                  (ii) Unvested Options. Herbalife agrees that stock options held by Pair that are not vested as of the date hereof ("Unvested Options") shall continue to be outstanding through and including September 1, 2002 (the "Option Termination Date").**

                        Any tax liability resulting from any transaction or occurrence described in this Paragraph 1(f)(i) and (ii), will be borne by Pair.

        2. Pair will repay all of his outstanding loan obligations to Herbalife. Specifically, Pair will repay the full amount(s) of principal and interest due and owing on Herbalife's loans to him evidenced by the Promissory Notes dated April 10, 2000 and September 25, 2001 (in the aggregate amount of
$1,140,000.00), which amount will be deducted from Herbalife's initial payment(s) to Pair under Paragraph 1 herein.

        3. In partial consideration of Herbalife's covenants in this Agreement, Pair hereby sells, conveys, transfers and assigns to Herbalife all of his right, title and interest in and to all direct and indirect interests held by Pair (collectively, the "Pair HOJ Interest") in the capital stock and other securities of Herbalife of Japan K.K. ("HOJ"), including, without limitation, such interests held by Pair (i) pursuant to the Agreement Concerning Share Allocation Plan for Specific Directors of Herbalife of Japan K.K. dated December 1996, and (ii) through the Herbalife of Japan K.K. Directors Share Allocation Plan. If and to the extent that the foregoing sale, conveyance, transfer and assignment is ineffective for any reason (i.e., pursuant to applicable law, governing contracts or otherwise), then Pair hereby relinquishes and waives any and all claims with respect to any and all interests, direct or indirect, in the capital stock and other securities of HOJ. Pair represents and warrants that the Pair HOJ Interest includes all direct and indirect interests held by Pair in HOJ at any time, including upon the original formation of the Directors Share Allocation Plan in 1996, and that no interest therein has been conveyed, except as set forth below, to any other person (including, without limitation, any former spouse) or entity in any manner, whether by contract, operation of law or otherwise, and

Pair agrees to indemnify Herbalife, HOJ and their respective officers, directors, affiliates and related persons and entities and hold them harmless from and against all damages, costs, expenses and losses (including, without limitation, attorneys' fees) incurred by any of them arising from any claim asserted by any person or entity claiming to own an interest in the Pair HOJ Interest. Although Pair retains the obligation to convey all interest in the HOJ Interest to Herbalife, Pair hereby informs Herbalife that his former spouse has an interest in the Pair HOJ Interest, but that Pair will be responsible for transferring to Herbalife all HOJ Interest held by himself, his spouse, or any other person or entity. Pair makes no other representations or warranties regarding this conveyance. Any tax liability resulting from any transaction or occurrence described in this paragraph 3, will be borne by Pair.

        4. Pair agrees that he voluntarily resigned his employment with Herbalife, and that a mutually agreeable press release will be issued so stating. Pair also agrees that he voluntarily resigned his position as a member of Herbalife's Board of Directors, and all other directorships with Herbalife. Pair further agrees that he will not apply or seek to enter into any employment, distributor or any other business or consulting relationship with Herbalife. He further acknowledges and agrees that Herbalife has no obligation to enter into any such relationship, or any other business relationship with him. Pair agrees that he will fully cooperate with Herbalife in winding up his pending work and in an orderly transfer of his work to others, and that he will be available to respond to inquiries about his work. Pair further agrees, on behalf of himself and his legal successors and assigns, to execute such additional documents and instruments and take such additional actions as Herbalife may request from time to time after the date hereof, in order to complete, effectuate, perfect and better evidence the agreements of the parties set forth in this Agreement. Pair will also reasonably cooperate with Herbalife in the defense of any legal, administrative or other legal action brought by any third party against Herbalife.

        5. Pair's entitlement to the consideration described herein is expressly contingent upon his execution and delivery of this Agreement to Herbalife. The consideration set forth in this Agreement fully satisfies and extinguishes any and all rights Pair may have pursuant to any other Herbalife plan, agreement or policy, including, but not limited to all agreements, plans, policies and other arrangements provided by Herbalife or any of its subsidiaries or trusts sponsored, established or maintained by any of such entities, including, without limitation, the Employment Agreement dated October 5, 2000, the Senior Executive Change of Control Plan, the 1994 Performance-Based Annual Incentive Compensation Plan, the 1992 Executive Incentive Compensation Plan, the 1991 Stock Option Plan, the Management Deferred Compensation Plan and related trust(s), the Senior Executive Compensation Plan and related trust(s), the Supplemental Executive Retirement Plan and related trust(s), the Executive Medical Plan and all other health insurance and benefit plans, the Executive Long-Term Disability Plan, the Executive Life Insurance Plan, Herbalife's expense reimbursement plans and policies, and Herbalife's vacation plan. This paragraph does not affect Pair's right to purchase COBRA insurance as set forth in Paragraph 1(e).

        B. Confidentiality and Non-Disparagement.

        6. (a) Pair agrees not to disclose or misappropriate any and all trade secrets or confidential or proprietary information of Herbalife (collectively "Protected Information"). Protected Information means all information pertaining in any manner to the business of Herbalife and its employees, distributors, suppliers, vendors, customers, manufacturers, sales representatives, consultants, lawyers, accountants, and business associates. This definition includes, but is not limited to: (i) ** ; (ii) information about costs, profits, markets, sales, financial and marketing data and bids; (iii) plans for business, marketing, future development and new product concepts; (iv) employee personnel files and



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

information about employee compensation and benefits; (v) identity of and other business information relating to Herbalife's customers and/or distributors, past, present or future, together with each such customer's or distributor's habits or needs; (vi) identity of and other business information relating to Herbalife's past, present or future vendors, manufacturers and suppliers; and
(vii) design drawings and computer programs.

                (b) Pair acknowledges and agrees that use or disclosure of Protected Information in breach of this Agreement would be difficult to prove. Therefore, to forestall such disclosure, use, and breach, Pair agrees as follows:

                (i) for a period of one year after his resignation, Pair shall not, directly or indirectly divert or attempt to divert from Herbalife any business of any kind in which it is engaged, unless Pair can show that any action taken in contravention of this subsection was done without the use in any way of any Protected Information;

                (ii) for a period of one year after his resignation, Pair shall not, directly or indirectly, solicit for any business purpose any distributor or vendor of Herbalife, unless Pair can show that any action taken in contravention of this subsection was done without the use in any way of any Protected Information;

                (iii) for a period of one year after his resignation, Pair shall not, directly or indirectly, attempt to solicit, induce, or persuade in any manner any of Herbalife's officers, directors, employees, agents, suppliers, distributors, and/or independent contractors or sub-contractors to discontinue any relationship with Herbalife.

                (c) In the event of an actual or threatened breach of the obligations set forth in Paragraph 6(a)-(b), Pair acknowledges that Herbalife may suffer damages for which monetary compensation will not suffice and, accordingly, Herbalife shall be entitled to injunctive and other equitable relief in addition to any other rights or remedies that Herbalife may possess or be entitled to pursue.

        7. Pair agrees to return to Herbalife by October 22, 2001, any and all documents, books, manuals, drawings, lists, writings, computer records and other tangible Company property in his possession or control, including, but not limited to the Herbalife pass key in his possession (including all copies thereof) which he procured during or in connection with his employment with Herbalife. Pair acknowledges that all such material is the property of Herbalife solely and that Pair has no right, title, or interest in or to such materials. Pair further acknowledges that his conduct pursuant to this paragraph is material consideration for the payment referenced above. Notwithstanding the foregoing, Pair may retain the articles set forth on the schedule attached hereto as Exhibit "B."

        8. For and in consideration for Herbalife's commitments, Pair agrees and promises not to disclose the substance, contents, amounts or terms of this Agreement, except to Pair's legal, tax or financial advisors, or if compelled to do so by law or federal or state tax authorities or other agencies, in which event Pair must notify Herbalife's legal department to allow it to assert Herbalife's rights under the law or this Agreement. Pair's tax and financial advisors shall not be privy to any part or terms of this Agreement other than financial information. In the event Pair reveals any terms of this Agreement as permitted in this Paragraph 8, said person or persons to whom such information is disclosed shall be instructed and must agree that this is a private Agreement and that the terms of this Agreement may not be revealed to any other person for any reason whatsoever. Pair acknowledges that his promises of confidentiality, as set forth herein, are material and essential consideration for Herbalife's promises and agreements herein.

        9. Pair agrees not to make any personal or business disparagement of any present, former or future Herbalife officer, director, employee or distributor. Pair also agrees not to disparage Herbalife or any past, present or future Herbalife products. This provision prohibits Pair from, among other things, saying anything negative or critical regarding Herbalife or the foregoing individuals (as individuals or in any other capacity) or products. Pair is also prohibited from speaking or communicating in any manner (whether orally or in writing) regarding Herbalife, or the foregoing individuals (as individuals or in any other capacity) or products in any regard. Pair may not give any interview, or make comment orally or in writing, to any press or media regarding Herbalife or any of the foregoing individuals (as individuals or in any other capacity) or products.

        10. **

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

        11. To the extent Pair violates the terms of paragraphs 6, 7, 8, 9 or 10 herein, it will be impracticable for Herbalife to prove its monetary damages. For that reason, in addition to any other legal or equitable remedies to which Herbalife would be entitled (including money damages), in the event of Pair's breach of the terms of paragraphs 6, 7, 8, 9 or 10, Herbalife will be entitled to liquidated damages against Pair in the amount of one million dollars ($1,000,000.00).

        12. Nothing in this Agreement shall prevent Pair from: (a) disclosing information or documents in response to court order. In the event Pair is subject to any such court order, Pair shall immediately so inform Herbalife's legal department, and if applicable, those individuals as enumerated in Paragraph 8 who are involved, so as to allow Herbalife and such individuals to assert its, his or her rights under law or this Agreement; (b) responding truthfully to any inquiry initiated by a government agency or entity; (c) disclosing information in proceedings to enforce the terms of this Agreement; or
(d) testifying truthfully or providing truthful information under oath in any legal, administrative or other proceeding. Pair, however, is prohibited from instituting, encouraging or cooperating in any act or omission which gives rise to any request for disclosure described in this Paragraph 12. It will not be a violation of this Agreement for

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



either party to reveal the existence of the confidentiality and non-disparagement provisions contained herein.

        13. Herbalife agrees not to disparage Pair, provided, however, that this Paragraph 13 may be enforced against Herbalife only as to statements made by Herbalife employees who are Executive Vice President level and above. Additionally, nothing in this paragraph 13 shall prohibit Herbalife from responding to court process regarding Pair, nor from giving truthful testimony or information in any proceeding or in response to lawful subpoena or inquiry by any agency or court. Neither party shall be prohibited from rebutting disparagement made or instigated by the other, and any such rebuttal will not be a violation of the non-disparagement clauses herein at Paragraphs 9 and 13. Neither Party shall make any representation regarding any aspect of Pair's employment, including, but not limited to, his job performance. Notwithstanding the foregoing, either Party may state Pair's duration of employment and job titles at Herbalife.

        C. Further Agreements and Representations.


        14. Pair represents and warrants that he has not filed or initiated any claim, action, charge, complaint or suit of any kind against Herbalife or any Employer Released Party (as that term is defined in Paragraph 24 herein), and Pair further agrees that he will not file or initiate any claim, action, charge, complaint or suit of any kind against any Employer Released Party. Pair agrees that he will not assist, encourage, or cooperate with any other person or entity in instituting, prosecuting or obtaining any subpoena, document request, inquiry or investigation regarding Herbalife, or in making or asserting any claim or action against Herbalife, and Pair further agrees that he will not assist, encourage, permit or authorize any other person or entity to institute a claim or action on his behalf or as part of a class action against Herbalife, or any Employer Released Party.

        15. Any dispute regarding any aspect of this Agreement ("arbitrable dispute"), shall be submitted to arbitration in Los Angeles, California, before an experienced


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



arbitrator licensed to practice law in California and selected in accordance with the rules of the American Arbitration Association. Except as set forth in Paragraph 6(c) herein, this shall be the exclusive remedy for any such claim or dispute, and Herbalife shall pay all administrative and arbitrator's costs and fees associated with any such arbitration proceeding. Any such arbitration shall be conducted in accordance with California law regarding arbitration of employment claims. All substantive and procedural law will apply in the arbitration as if the parties were in Court. The arbitrator will provide a written decision, sufficiently detailed to be reviewed by a Court of law. Each party will bear its own attorneys' fees in arbitration. This provision is an explicit waiver of any right to a trial by jury. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any arbitrable dispute by any method other than said arbitration (except as set forth in paragraph 6(c) herein), the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

        16. It is understood and agreed that this is a compromise settlement of potential disputed claims, and the furnishing of the consideration for this Agreement shall not be deemed or construed as an admission of liability, responsibility or wrongdoing by Herbalife or Pair for any purpose, all of which liability, responsibility or wrongdoing are hereby denied. It is further agreed and understood that this Agreement is being entered into solely for the purpose of avoiding expense and inconvenience.

        17. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        18. Should any provision of this Agreement or any portion thereof, be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be automatically conformed to the law, if possible, or deemed not to be part of the Agreement.

        19. The Parties to this Agreement acknowledge that they have entered into this Agreement voluntarily, without coercion and based upon their judgment and not in reliance upon any representation or promises made by the other party other than those contained therein. This Agreement constitutes the entire agreement among the Parties regarding the subject matter hereof and shall be deemed a fully integrated agreement, which recites the sole consideration for the promises exchanged herein. The Parties have read this Agreement, and they are fully aware of its contents and of its legal effect and acknowledge that all promises, waivers and agreements herein are knowing and voluntary. The Parties also acknowledge that they have had the opportunity to consult and have consulted with counsel with regard to that Agreement.

        20. If any action is brought to enforce or interpret any provision of the Agreement or the rights or obligations of any party hereunder, to the extent not prohibited by California law, the prevailing party shall be entitled to recover, as an element of such party's costs of suit, and not as damages, all attorneys', accountants and other expert fees and costs incurred or sustained by such prevailing party in connection with such action, including, without limitation, legal fees and costs. The "prevailing party" shall be defined as the party who is entitled to recover her/its costs of suit.

        21. The Parties hereby agree to make, execute and deliver such other instruments or documents, and to do or cause to be done such further or additional acts, as reasonably may be necessary to effectuate the purposes or to implement the terms of this Agreement. This Agreement may not be modified or cancelled, nor may any provision with respect to it be waived, except in a writing signed by the Parties.



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

        22. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

        23. Notwithstanding the provisions of Paragraph 11 herein, and in addition thereto, if Pair materially breaches this Agreement, he will be entitled to no further consideration and will return to Herbalife all consideration paid to him under the Agreement prior to the breach.

        24. For and in consideration of the promises and commitments set forth herein, Pair on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, covenants not to sue, and fully and forever releases and discharges Herbalife and its and their parent(s), affiliates, successors, divisions, assigns, distributors, subsidiaries, and the estate of Mark Hughes and/or the Mark Hughes Family Trust, together with its or their past and present directors, officers, agents, representatives, consultants, insurers, attorneys, current and previous employees, and stockholders (collectively, "Employer Released Parties"), from all claims, liabilities, demands, rights, liens, agreements, contracts, covenants, actions, suits, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders, liabilities and causes of action known or unknown, which he may have or claim to have against the Employer Released Parties prior to the date of execution of this Release Agreement, including but not limited to any and all rights and claims arising out of Pair's employment or termination of employment with Herbalife, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Employer Released Parties, committed or omitted prior to the date of the Agreement, including, but not limited to, any and all rights and claims whether based on tort, contract (implied or express) or any federal, state or local law, statute or regulation (collectively, the

"Released Claims"). By way of example, and not in limitation of the foregoing, the Released Claims shall include any claims based upon or related to the Civil Rights Act of 1964, Title VII, as amended, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the California Family Rights Act, the California State or United States Constitutions, the California Labor, and Civil or Business and Professions Codes, any and all tort claims, including, but not limited to, negligence, retaliation, violation of public policy, intentional or negligent infliction of emotional distress, discrimination, harassment, wrongful termination, invasion of privacy or defamation. Pair also explicitly acknowledges and agrees that this Agreement releases and waives any rights or claims he may have pursuant to any other Herbalife plan, agreement or policy, including, but not limited to, all agreements, plans, policies and other arrangements provided by Herbalife or any of its subsidiaries or trusts sponsored, established or maintained by any of such entities, including, without limitation, the Employment Agreement dated October 5, 2000, the Senior Executive Change of Control Plan, the 1994 Performance-Based Annual Incentive Compensation Plan, the 1992 Executive Incentive Compensation Plan, the 1991 Stock Option Plan, the Management Deferred Compensation Plan and related trust(s), the Senior Executive Compensation Plan and related trust(s), the Supplemental Executive Retirement Plan and related trust(s), the Executive Medical Plan and all other health insurance and benefit plans, the Executive Long-Term Disability Plan, the Executive Life Insurance Plan, Herbalife's expense reimbursement plans and policies, and Herbalife's vacation plan.

                (b) For and in consideration of Pair's commitments and promises, Herbalife, on behalf of itself, its parent and subsidiary corporations, and its affiliates, shareholders, officers, employees, successors and assigns (collectively, Herbalife), covenants not to sue as to any claims released by this Agreement and fully and forever releases and discharges Pair and his heirs, successors, assigns, representatives and estate (collectively, the "Pair Releasees"), from any and all claims, liabilities, demands, rights, liens, agreements, contracts, covenants, actions, suits, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders, liabilities, and causes of action, known or unknown, which Herbalife may have or claim to have against the Pair Releasees prior to the date of the execution of this Agreement, including but not limited to any and all rights and claims arising out of Pair's employment or termination of employment with Herbalife, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Pair Releasees, committed or omitted prior to the date of the Agreement, including, but not limited to, any and all rights and claims whether based on tort, contract (implied or express) or any federal, state or local law, statute or regulation (collectively, the "Released Claims").

        25. Except for the obligations created by or arising from this Agreement, the Parties understand that this is a full and final release covering all unknown and unanticipated injuries, debts, claims, or damages to either party, which may have arisen or may arise in connection with any act or omission by either party released herein prior to the date of execution of this Agreement. For that reason, the parties waive any and all rights or benefits which they may have pursuant to Section 1542 of the California Civil Code, which provides as follows:


                      A GENERAL RELEASE DOES NOT EXTEND TO
                       CLAIMS WHICH THE CREDITOR DOES NOT
                    KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT
                    THE TIME OF EXECUTING THE RELEASE, WHICH
                      IF KNOWN BY HIM MUST HAVE MATERIALLY
                    AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        26. Age, Discrimination Claims. Pair understands and agrees that: (i) certain terms of this Agreement constitute a waiver of any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. Sections 612-634; (ii) he has received consideration beyond that to which he was previously entitled;
(iii) he has been advised to consult with an attorney regarding the terms of this Agreement which constitute a waiver of Age Discrimination in Employment Act claims; and (iv) he has been offered the opportunity to evaluate the terms of his waiver of claims under the Age Discrimination in Employment Act for not less than twenty-one (21) days. Pair may revoke his waiver of Age Discrimination in Employment Act claims (by written notice to Herbalife's counsel) for a period of seven (7) days after his execution of this Agreement, and his waiver of such claims shall become enforceable only upon the expiration of this revocation period without prior revocation by Pair. The terms of this paragraph 26 are applicable only to Pair's waiver of Age Discrimination in Employment Act claims. Revocation of Pair's waiver of such claims pursuant to this paragraph 26 will not revoke Pair's other promises, releases, waivers and agreements herein, all of which will remain in full force and effect. In the event Pair revokes his waiver of Age Discrimination in Employment Act claims, he will not be entitled to any further consideration under this Agreement as of the date of revocation. Consideration paid to Pair prior to any such revocation, will serve as good and valuable consideration for Pair's other promises, waivers and releases contained herein.

        27. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.


DATED: 10/19/01                       By: /s/ CHRISTOPHER PAIR
      ----------------------------       ---------------------------------------
                                         Christopher Pair

DATED: 10/19/01                       HERBALIFE INTERNATIONAL OF
                                      AMERICA, INC./HERBALIFE
                                      INTERNATIONAL, INC.


                                      By: /s/ CAROL HANNAH
                                          --------------------------------------
                                          Carol Hannah
                                          Executive Vice President